Exhibit 99.1

Kforce Inc.
1001 East Palm Ave.
Tampa, FL 33605
(NASDAQ: KFRC)

AT THE COMPANY

Michael Blackman

Vice President – Investor Relations

813- 552-2927

Derrell E. Hunter

Chief Financial Officer

813-552-2770

KFORCE ANNOUNCES FOURTH QUARTER 2003 RESULTS

Q4 EPS OF $.09 AND REVENUE OF $125.7 MILLION EXCEED STREET CONSENSUS

KFORCE EARNED $.16 IN 2003

TAMPA, FL – February 4, 2004 – Kforce Inc. (NASDAQ: KFRC), a professional staffing firm, announces results for the fourth quarter ended December 31, 2003. Revenue for the quarter ended December 31, 2003 was $125.7 million compared to $123.0 million for the quarter ended September 30, 2003 and $123.5 million for the fourth quarter of 2002. The firm reported a profit for the fourth quarter of 2003 of $2.8 million or $.09 per share compared to earnings in the third quarter of 2003 of $1.4 million or $.04 per share, and a loss in the fourth quarter of 2002 of $11.0 million or $.35 per share before the effect of a change in accounting principle. For the year 2003, the firm reported net income of $.16 per share versus a loss of $.42 for the year 2002 (before the accounting change).

“Kforce had indicated on December 2, 2003, that revenue in the fourth quarter was trending towards the upper end of our Q4 guidance (revenue of $120 - $124 million and EPS of $.02 - $.04), and that EPS looked as if it might exceed that range. Indeed, the fourth quarter finished very positively with the eight best flex revenue weeks of 2003 occurring in the fourth quarter. Total revenue in Q4 2003 was up 2.3% sequentially (5.6% on a billing day basis). All three of our business segments, Information Technology, Finance and Accounting and Health and Life Sciences, posted sequential increases in flex revenue in the holiday-shortened fourth quarter,” said David L. Dunkel, Chairman and CEO. “The hard work and dedication of our associates continues to be strong. In the face of a stable to improving, but still challenging macro-environment, our people delivered solid performance in 2003. We believe that we are seeing the fruits of the proactive steps that we have taken to drive revenue growth, gain market share and enhance operating leverage. In addition to retaining the best of our core sales force, we have attracted what we believe are some of the best operating people in the industry. We believe that Kforce today is well positioned for continued future profitability and growth, as evidenced by our lower break-even threshold and healthy balance sheet. We maintain our long term commitment to delivering exceptional customer service and achieving operational excellence.”

Bill Sanders, Chief Operating Officer, added highlights, “We are particularly proud of our F&A flex group which was up in the fourth quarter by 3.9 % sequentially (7.2 % on a billing day basis) and 10.0% Q4 year over year. IT full time equivalents on assignment have increased sequentially over four straight quarters with IT flex revenue up 2.2% sequentially (5.5% on a billing day basis) in the fourth quarter and 3.3% Q4 year over year. Our Pharmaceutical unit posted a 7.4% sequential increase and Q4 year over year increase of 24.6% in flex revenue. We believe that we are making excellent progress on the Hall Kinion integration process, working closely with our colleagues at Hall Kinion. We continue to be impressed by the breadth and depth of the talent in the Hall Kinion organization. Our expectation remains to close the transaction in the first quarter of 2004 and have the integration substantially complete by June 30, 2004. We have a ruthless focus on execution and cadence and we are expanding and accelerating the synergy capture.”

In addition to the improved revenues, Derrell Hunter, Chief Financial Officer, commented on other financial highlights for the year 2003 and the fourth quarter. “Kforce was profitable and increased earnings per share in each of the four quarters of 2003. Operating expenses were reduced to 29.7% for 2003 versus 34.6% for 2002, and were down to 28.2% in the fourth quarter. Days sales outstanding (DSO) in accounts receivable continue to be among the best in the industry and is at 37.5 days at the end of 2003 versus 38.5 days in 2002. The year end cash balance increased to $13.7 million from $13.2 million in Q3’03, and $1.1 million at the end of 2002; the outstanding debt was maintained at $22.0 million throughout 2003.”

Mr. Hunter continued, “Profitable revenue growth continues to be Kforce’s highest priority. Revenue trends indicate that there was a flex activity surge in the fourth quarter. This higher level of activity is being reaffirmed in early Q1’04 in the midst of normal seasonal project ends. We remain cautious but hopeful about further increases in Q1 that will allow us to maintain upward momentum.” Mr. Hunter added, “Also, the cost structure of Q1’04 will include the effects of seasonal and certain one-time expenses. Without considering any of the effects of the merger except the integration expenses already being incurred by Kforce, we currently expect that revenue for the first quarter of 2004 may be in the range of $129 to $133 million while earnings may be between break-even and $.02 per share. We believe the proactive measures taken have strengthened both the financial and operating leverage of Kforce and that the revenue growth in Q4’03 demonstrated the positive effects of those measures.”

Today, Kforce will host a conference call to discuss these results. The call will begin at 11:00 a.m. EST. The dial-in number is 1-617-786-2903, passcode 82882448. The replay of the call will be available from 1:00 p.m. EST Wednesday, February 4 through February 9, 2004, by dialing 1-617-801-6888, passcode 40657662.

It will also be Webcast live at www.kforce.com (select “Investor Relations”) and will be available for Webcast replay until February 25, 2004.

The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

About Kforce

Kforce (NASDAQ: KFRC) is a professional staffing firm providing flexible and permanent staffing solutions for organizations in the skill areas of information technology, finance & accounting, pharmaceutical, healthcare and scientific. Backed by more than 1,000 staffing specialists, Kforce operates in more than 40 markets in North America. For more information, please visit our Web site at www.kforce.com.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in the market demand, including, without limitation, shifts in demand for our Health and Life Sciences, Finance and Accounting and Information Technology Groups, as well as the market for search and flexible staffing assignments; changes in the service mix; ability of the Company to complete acquisitions; and the risk factors listed from time to time in the Company’s reports filed with the Securities and Exchange Commission, as well as assumptions regarding the foregoing. In particular, any statement related to Kforce’s expected revenues or earnings or Kforce being well positioned for future profitability and growth are forward-looking statements. The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. Additionally, any statements related to future improved performance and estimates of revenues and earnings per share are forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements. As a result, such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

Kforce Inc.

Summary of Operations

(000’s Omitted)

(Unaudited)

	Quarter Ended
	December 31, 2003	September 30, 2003	December 31, 2002
Revenue by Function:
Information Tech.	$57,557	$55,779	$55,651
Finance/Accounting	31,509	30,477	28,647
Health and Life Sciences	36,672	36,702	39,209

Total Revenue	125,738	122,958	123,507

Revenue by Time:
Perm	7,313	6,837	6,791
Flexible	118,425	116,121	116,716

Total Revenue	125,738	122,958	123,507

Cost Of Sales	86,841	85,109	84,681
Gross Profit	38,897	37,849	38,826
GP %	30.9%	30.8%	31.4%
Flex GP%	26.7%	26.7%	27.4%

Selling, General & Admin.	34,266	35,175	44,533
Deprec. & Amort.	1,168	1,027	2,016

Income (Loss) from Operations	3,463	1,647	(7,723)

Other Expense	(316)	(291)	(1,676)

Earnings (Loss) Before Taxes	3,147	1,356	(9,399)

Income Tax Expense (Benefit)	358	2	1,629
Change in Accounting Principle	—	—	(33,823)

Net Income (Loss)	$2,789	$1,354	$(44,851)

Earnings (Loss) Per Share - Diluted	$0.09	$0.04	$(1.45)
EBITDA Per Share	$0.15	$0.09	$(0.23)
Shares Outstanding - Diluted	32,360	31,874	30,947

EBITDA	$4,808	$2,880	$(6,964)

Selected Cash Flow Information:
Bad Debt Expense (Recovery)	$5	$(745)	$(42)
Capital Expenditures	$143	$615	$251

Selected Balance Sheet Information:
Total Cash and Cash Equivalents	$13,714	$13,227	$1,053
Accounts Receivable, less allowance	$62,274	$63,965	$63,092
Total Assets	$160,317	$161,447	$151,435
Current Liabilities	$36,861	$42,618	$36,666
Long-Term Liabilities	$32,051	$30,777	$29,923
Total Stockholders’ Equity	$91,405	$88,052	$84,846

Other Information:
Billing Days	62	64	62

Kforce Inc.

Key Statistics

(Unaudited)

	Q4 2003	Q3 2003	Q4 2002
Total Company
Flex Revenue (000’s)	$118,425	$116,121	$116,716
Revenue per billing day (000’s)	$1,910	$1,814	$1,882
Sequential Revenue Change	2.0%	0.8%	-2.7%
Hours (000’s)	2,713	2,653	2,700
Flex GP %	26.7%	26.7%	27.4%

Search Revenue (000’s)	$7,313	$6,837	$6,791
Placements	635	608	596
Average Fee	$11,581	$11,294	$11,414
Billing days	62	64	62

Information Technology
Flex Revenue (000’s)	$55,615	$54,402	$53,831
Revenue per billing day (000’s)	$897	$850	$868
Sequential Revenue Change	2.2%	1.6%	-1.6%
Hours (000’s)	971	939	896
Flex GP %	25.3%	25.5%	26.0%

Search Revenue (000’s)	$1,942	$1,377	$1,820
Placements	150	111	136
Average Fee	$13,045	$12,379	$13,493

Finance and Accounting
Flex Revenue (000’s)	$26,936	$25,934	$24,487
Revenue per billing day (000’s)	$434	$405	$395
Sequential Revenue Change	3.9%	4.5%	2.5%
Hours (000’s)	952	912	922
Flex GP %	28.6%	28.2%	30.2%

Search Revenue (000’s)	$4,573	$4,543	$4,160
Placements	404	414	389
Average Fee	$11,383	$11,038	$10,690

Health & Life Sciences
Flex Revenue (000’s)	$35,874	$35,785	$38,398
Revenue per billing day (000’s)	$579	$559	$619
Sequential Revenue Change	0.2%	-2.9%	-7.0%
Hours (000’s)	790	802	882
Flex GP %	27.3%	27.4%	27.8%

Search Revenue (000’s)	$798	$917	$811
Placements	81	83	71
Average Fee	$9,854	$11,114	$11,403

Kforce Inc.

Key Statistics - Health & Life Sciences

(Unaudited)

	Q4 2003	Q3 2003	Q4 2002
Healthcare-Nursing
Flex Revenue (000’s)	$9,415	$9,634	$11,739
Revenue per billing day (000’s)	$152	$151	$189
Sequential Revenue Change	-2.3%	-5.9%	-18.2%
Hours (000’s)	236	243	295
Flex GP %	25.3%	25.8%	26.7%

Search Revenue (000’s)	$55	$99	$52
Placements	11	9	6
Average Fee	$5,027	$10,962	$8,616
Billing days	62	64	62

Healthcare-Non Nursing
Flex Revenue (000’s)	$5,933	$6,240	$7,831
Revenue per billing day (000’s)	$96	$97	$126
Sequential Revenue Change	-4.9%	0.5%	-0.8%
Hours (000’s)	93	93	122
Flex GP %	30.9%	29.4%	33.5%

Search Revenue (000’s)	$55	$113	$68
Placements	4	12	8
Average Fee	$13,715	$9,410	$8,525

Pharmaceutical
Flex Revenue (000’s)	$13,347	$12,430	$10,709
Revenue per billing day (000’s)	$215	$194	$173
Sequential Revenue Change	7.4%	-2.4%	6.8%
Hours (000’s)	182	171	148
Flex GP %	27.4%	28.8%	27.3%

Search Revenue (000’s)	$414	$410	$380
Placements	28	25	22
Average Fee	$14,769	$16,418	$17,261

Scientific
Flex Revenue (000’s)	$7,179	$7,481	$8,119
Revenue per billing day (000’s)	$116	$117	$131
Sequential Revenue Change	-4.0%	-2.3%	-10.3%
Hours (000’s)	279	295	317
Flex GP %	27.0%	25.5%	24.4%

Search Revenue (000’s)	$274	$295	$311
Placements	38	37	35
Average Fee	$7,223	$8,078	$8,864

Kforce Inc.

EBITDA Reconciliation

(000’s Omitted)

(Unaudited)

	Q4 2003		Q3 2003		Q4 2002
	$	Per share	$	Per share	$	Per share
EBITDA	$4,808	$0.15	$2,880	$0.09	$(6,964)	$(0.23)
Depreciation and Amortization	(1,168)	$(0.04)	(1,027)	(0.03)	(2,016)	(0.06)
Interest Expense and Other	(493)	$(0.01)	(497)	(0.02)	(419)	(0.01)
Tax Benefit (Expense)	(358)	$(0.01)	(2)	(0.00)	(1,629)	(0.05)
Change in Accounting Principle	—	—	—	—	(33,823)	(1.10)

Net Income	$2,789	$0.09	$1,354	$0.04	$(44,851)	$(1.45)

Outstanding Shares - Diluted	32,360		31,874		30,947

EBITDA, a non-GAAP financial measure, is defined as earnings before interest, income taxes, depreciation, amortization and change in accounting principle. EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA is a key measure used by management to evaluate its operations and to provide useful information to investors. EBITDA should not be considered in isolation or as an alternative to net income, cash flows data or other financial statement information presented in the consolidated financial statements as indicators of financial performance or liquidity. EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations. EBITDA as presented may not be comparable to similarly titled measures of other companies.